Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust
Announces Preferred Stock Dividends

NEW YORK – December 22, 2021 - American Finance Trust, Inc. (Nasdaq: AFIN/ AFINP / AFINO) (“AFIN”) announced today that it intends to continue to pay dividends on a quarterly basis on its 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) at an annualized rate of $1.875 per share or $0.46875 per share on a quarterly basis. Dividends on the Series A Preferred Stock are payable in arrears to Series A Preferred Stock holders of record at the close of business on the applicable record date and payable on the 15th day of the first month of each fiscal quarter (or, if not a business day, the next succeeding business day).

Accordingly, AFIN declared a dividend of $0.46875 per share of Series A Preferred Stock payable on January 18, 2022 to Series A Preferred Stock holders of record at the close of business on January 7, 2022.

In addition, AFIN announced today that it intends to continue to pay dividends on a quarterly basis on its 7.375% Series C Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) at an annualized rate of $1.84375 per share or $0.4609375 per share on a quarterly basis. Dividends on the Series C Preferred Stock are payable in arrears to Series C Preferred Stock holders of record at the close of business on the applicable record date and payable on the 15th day of the first month of each fiscal quarter (or, if not a business day, the next succeeding business day).

Accordingly, AFIN declared a dividend of $0.4609375 per share of Series C Preferred Stock payable on January 18, 2022 to Series C Preferred Stock holders of record at the close of business on January 7, 2022.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of AFIN’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on AFIN, AFIN’s tenants and the global economy and financial markets and that the information about rent collections may not be indicative of any future period, as well as those set forth in the Risk Factors section of AFIN’s most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063